EXHIBIT 3.1

ZIONS BANCORPORATION
AMENDMENT TO RESTATED BY-LAWS
May 4, 2007

    1. Section 2.14 shall be amended to read in its entirety as set forth below:

Section 2.14 Voting for Directors. The Corporation elects to be governed by Section 16-10a-1023 of the Act with respect to the election of directors, except in the event that Section 16-10a-1023(2) of the Act is applicable. In the event that Section 16-10a-1023(2) of the Act is applicable, unless otherwise provided in the Articles of Incorporation or the Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present, in accordance with the requirements and procedures set forth in Section 16-10a-728 of the Act. Cumulative voting is permitted only if specifically provided for in the Articles of Incorporation.

    2. The second paragraph of Section 3.02 shall be amended to read in its entirety as follows:

Each director shall hold office until the next annual meeting of shareholders (unless the Articles of Incorporation provide for staggering the terms of directors as permitted by Section 16-10a-806 of the Act) or until removed, except to the extent provided in Section 16-10a-1023 of the Act. Except to the extent provided in Section 16-10a-1023 of the Act, a director whose term expires shall continue to serve until such director’s successor shall have been elected and qualified or until there is a decrease in the authorized number of directors. No decrease in the authorized number of directors shall have the effect of shortening the term of any incumbent director. Unless required by the Articles of Incorporation, directors do not need to be residents of Utah or shareholders of the Corporation.

    3. Section 3.03 shall be amended to read in its entirety as set forth below:

Section 3.03 Resignation. Any director may resign at any time by giving a written notice of resignation to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. A director’s resignation is effective when the notice is received by the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation that is conditioned on failing to receive a specified vote for election as a director may provide it is irrevocable. (Section 16-10a-807 of the Act.)